EXHIBIT 10.1

SECOND AMENDMENT TO SHAREHOLDERS AGREEMENT

    THIS SECOND AMENDMENT TO SHAREHOLDERS AGREEMENT (this " Amendment ") is made as of September 21, 2009, by and among General Finance Corporation a Delaware corporation (" GFC "), GFN U.S. Australasia Holdings, Inc., a Delaware corporation (the " Company "), and Bison Capital Australia, L.P., a Delaware limited partnership (" Bison-GE ", and collectively with GFC and the Company, the " Parties ").  Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement (as such term is defined herein).

RECITALS

    WHEREAS, the Parties entered into that certain Shareholders Agreement, dated September 13, 2007 (the " Agreement ") by and among GFC, the Company and Bison-GE;

    WHEREAS, the parties entered into that certain First Amendment to Shareholders Agreement dated May 1, 2008; and

    WHEREAS, the Parties wish to amend the Agreement, effective as of the date of this Amendment, on the terms and subject to the conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, mutual agreements and provisions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Amendment to Section 1.1 of the Agreement .  Section 1.1 of the Agreement is hereby amended to add the following definition in alphabetical order:

“Calculated Equity Value” shall mean the value for a fiscal quarter end calculated from the following equation:  (a) 8.25 multiplied by the Company EBITDA for the trailing twelve months ended on such fiscal quarter end, less (b) the Net Debt of the Company Group at such fiscal quarter end.

“Maximum Equity Value” shall mean, the highest Calculated Equity Value among all Calculated Equity Values for each quarter end prior to or including June 30, 2011.

2.                  Amendment to Section 7.1(a) of the Agreement .  Section 7.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

" Bison-GE Put Option .  In accordance with the terms and conditions set forth herein, at any time following July 1, 2011, Bison-GE shall have the right and option (the "Put Option") to elect to cause the Company and GFC (the obligations of which shall be joint and several hereunder) to purchase from Bison-GE (and from any permitted transferee thereof), and upon such election Bison-GE shall sell and transfer to GFC and the Company, all and not less than all of the Bison-GE Sale Shares."

3.                  Amendment to Section 7.2(b)(iii) of the Agreement .  Section 7.2(b)(iii) of the Agreement is hereby renumbered as Section 7.2(b)(i) and amended and restated in its entirety to read as follows:

"(i) At any time following July 1, 2012, in accordance with the terms and conditions set forth in this Section 7, the Company and/or GFC shall have the right and option to elect (the "Second Call Option") to cause Bison-GE (and any of its permitted transferees) to sell and transfer to the Company or GFC (as the case may be) the Bison-GE Sale Shares."

4.                  Amendment to Section 7.2(b)(iv) of the Agreement .  Section 7.2(b)(iv) of the Agreement is hereby renumbered as Section 7.2(b)(ii).

5.                  Amendment to Section 7.3(a)(ii) of the Agreement .  Section 7.3(a)(ii) of the Agreement is hereby amended to delete “or” at the end of such Section.

6.                  Amendment to Section 7.3(a)(iii) of the Agreement .  Section 7.3(a)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

"$12,850,000 US Dollars;"

7.                  Amendment to Section 7.3(a) of the Agreement .  Section 7.3(a) of the Agreement is hereby amended to add the following as clause (iv):

"The Bison-GE Percentage multiplied by the Maximum Equity Value; or"

8.                  Amendment to Section 7.3(a) of the Agreement .  Section 7.3(a) of the Agreement is hereby amended to add the following as clause (v):

"Solely if a Closing is delayed as a result of liquidity issues in accordance with Section 7.5, 8.25 multiplied by (A) the Company EBITDA for the trailing twelve months ended the last day of the month immediately preceding the month in which the Closing occurs, minus the Net Debt of the Company Group at the end of such trailing twelve month period, and subsequently multiplied by (B) the Bison-GE Percentage."

9.                  Amendment to Section 7.3(d) of the Agreement .  Section 7.3(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

" Payment of Purchase Price .  The Put Purchase Price, First Call Option Price and Second Call Option Price shall be paid in cash in immediately available US dollar denominated funds in the United States, or, if mutually agreeable to both GFC and Bison-GE, paid in Common Stock or some combination of Common Stock and cash."

10.              Amendment to Section 7.5 of the Agreement .  Section 7.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

"If the Company and GFC fail to consummate a Closing in accordance with this Section 7 as a result of liquidity issues which, after commercially reasonable efforts, the Company and GFC are unable to resolve, then the Company and GFC shall use commercially reasonable efforts to consummate such Closing as soon as possible thereafter but no later than the date that is six (6) months after the failed Closing Date (the "Deadline"); provided, that:  (a) the multiples set forth in Sections 7.3(a)(i)(x)(i) and (c)(i)(x)(i) shall be increased to 9.25 and 9.75, respectively, (b) the Determination Period used in the calculations of the Put Purchase Price or the Second Call Option Purchase Price, as applicable, shall be the original Determination Period at the time of the Put Option Exercise Notice or the Second Call Option Exercise, as applicable, and (c) the Put Purchase Price or the Second Call Option Purchase Price, as applicable, shall be recalculated accordingly.  The multiples shall continue to increase by 1.0 for each 12-month period after the Deadline in which the Company and GFC fail to consummate a Closing in accordance with this Section 7.  If the new Purchase Price calculated in accordance with the foregoing sentences is higher than the Purchase Price with respect to the failed Closing, then the Closing shall be consummated at such higher price."

11.              Release .

    (a)                Each of the Company and GFC (together, the " Releasing Parties ") fully releases and discharges forever Bison-GE and its current and former agents, employees, officers, directors, owners, members, shareholders, trustees, representatives, attorneys, subsidiaries, divisions, related corporations, assigns, successors, and affiliated organizations (hereafter referred to collectively as the " Released Parties "), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which the Company, GFC or either of their respective heirs, administrators, executors, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of the Company's execution of this Amendment.  This Amendment does not purport to release claims that cannot be released as a matter of law.

    (b)               Each Releasing Party acknowledges and intends that the Released Parties are being released from unknown and unforeseen claims to the fullest extent permitted by law and each Releasing Party waives any defenses based thereon.  Each Releasing Party expressly waives and relinquishes all rights and benefits that the Releasing Party may have under any statute or other applicable law comparable to Section 1542 of the California Civil Code, which Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims, and reads as follows:

“Section 1542. [General Release; extent.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

    (c)                Each Releasing Party, being aware of said Section 1542, hereby expressly waives any rights the Releasing Party may have under any statutes, other applicable law or common law principles of similar effect, with respect to the claims purported to be released hereby.

(d)               Each Releasing Party covenants and agrees never to commence, prosecute or assist in any way, or cause, permit or advise to be commenced or prosecuted, any action, proceeding, or discovery against any Released Party based on any released claim.

(e)                Each Releasing Party agrees to indemnify and hold Bison-GE and the other persons and entities released by this Amendment harmless from and against any and all claims arising from or in connection with any action or proceeding brought by it or for its benefit or on its initiative contrary to the provisions of this Amendment.  This Amendment shall be deemed breached and a cause of action shall accrue immediately upon the commencement of any action or proceeding contrary to this Amendment, and in any such action or proceeding this Amendment may be pleaded as a defense by any person or entity released by this Amendment, or may be asserted by way of cross-complaint, counterclaim or cross-claim in any such action or proceeding.

12.              Ratification .  Except as expressly stated herein, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed on and as of the date hereof.  On and after the date hereof, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "hereto," herein" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.  Except as expressly set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a modification, limitation, impairment, or waiver of (i) any right, power or remedy of Bison-GE under any agreement or instrument or (ii) any terms or conditions of any agreement or instrument.

13.              Attorneys' Fees .  In connection with the preparation of this Amendment, GFC and the Company shall reimburse Bison-GE for all of its reasonable attorneys’ fees and other out of pocket expenses.  This Amendment shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

14.              Headings .  The titles, captions or headings of the Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Amendment.

15.              Counterparts .  This Agreement may be executed in any number of counterparts.  All counterparts, taken together, constitute one instrument.  A Party may execute this Amendment by signing any counterpart.

16.              Governing law and jurisdiction .  This Agreement is governed by the laws of <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />California.

17.              Further assurances .  Each Party must do all things and execute all further documents necessary to give full effect to this Amendment.

18.              Entire agreement .  This Amendment, together with the Agreement, supersedes all previous agreements in respect of its subject matter and embodies the entire agreement between the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed or caused this Second Amendment to Shareholders Agreement to be executed and delivered as of the day and year first above written.

GENERAL FINANCE CORPORATION, a Delaware corporation By: /s/ Ronald F. Valenta Name: Ronald F. Valenta Title: Chief Executive Officer

GFN U.S. AUSTRALASIA HOLDINGS, INC., a Delaware corporation By: /s/ Charles E. Barrantes Name: Charles E. Barrantes Title : Chief Financial Officer

BISON CAPITAL AUSTRALIA, L.P., a Delaware limited partnership By: Bison Capital Australia GP, LLC, its General Partner /s/ Douglas B. Trussler Douglas B. Trussler, Managing Partner